EXHIBIT 4.4


                           CERTIFICATE OF DESIGNATION
                                     OF THE
                      SERIES E CONVERTIBLE PREFERRED STOCK
                           (Par Value $.001 Per Share)

                                       OF

                                  AVITAR, INC.


         The undersigned, a duly authorized officer of Avitar, Inc., a Delaware corporation (the "Company"), in accordance with Delaware law, DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors by unanimous written consent:

         RESOLVED, that the Board has determined that it is in the best interests of the Company to provide for the designation of 1,500,000 shares of certain Series E Convertible Preferred Stock, par value of $.001 per share (the "Series E_ Preferred Stock") and an issuance, to consist of up to 750,000 shares, and hereby fixes the powers, designations, preferences, and relative, participating, optional and other special rights of the shares of such Series E Preferred Stock, as follows:

                                    SECTION 1

                              DESIGNATION AND RANK

         1.1. Designation. This resolution shall provide for a single series of Preferred Stock, the designation of which shall be "Series E Convertible Preferred Stock", par value $.001 per share. The number of authorized shares constituting the Series E Preferred Stock is 1,500,000 shares and an issuance of 750,000 shares as provided in the Securities Purchase Agreement of even date herewith. The Series E Preferred Stock will have a liquidation preference as determined in Section 3.1 below.

         1.2. Rank. With respect to the payment of dividends and other distributions on the capital stock of the Company, including distribution of the assets of the Company upon liquidation, the Series E Preferred Stock shall be senior to the common stock of the Company, par value $.001 per share (the "Common Stock") and any series of preferred stock authorized after the date hereof (the "Senior Stock"), and junior to all other series of preferred stock issued or authorized before the date hereof (the "Junior Stock").

                                    SECTION 2

                                 DIVIDEND RIGHTS

         2.1. Dividends or Distributions. The holders of Series E Preferred Stock shall be entitled to receive dividends or distributions on a pro rata basis according to their holdings of shares of Series E Preferred Stock when and if declared by the Board of Directors of the Company in the amount of five (5.0%) percent per year. Dividends shall be paid in cash. Dividends shall be cumulative. No cash dividends or distributions shall be declared or paid or set apart for payment on the Common Stock in any calendar year unless cash dividends or distributions on the Series E Preferred Stock for such calendar year are likewise declared and paid or set apart for payment. No declared and unpaid dividends shall bear or accrue interest.

                                    SECTION 3

                               LIQUIDATION RIGHTS

         3.1. Liquidation Preference. Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (collectively, a "Liquidation"), before any distribution or payment shall be made to any of the holders of Common Stock or any series of preferred stock, the holders of Series E Preferred Stock shall be entitled to receive out of the assets of the Company, whether such assets are capital, surplus or earnings, an amount equal to $1.00 per share of Series E Preferred Stock (the "Liquidation Amount") plus accrued but unpaid dividends and a redemption premium of $0.20 per share, for each share of Series E Preferred Stock held by them.

         3.2. Pro Rata Distribution. If, upon any Liquidation, the assets of the Company shall be insufficient to pay the Liquidation Amount, together with declared and unpaid dividends thereon, in full to all holders of Series E Preferred Stock, then the entire net assets of the Corporation shall be distributed among the holders of the Series E Preferred Stock (after payment to any Senior Stock), ratably in proportion to the full amounts to which they would otherwise be respectively entitled and such distributions may be made in cash or in property taken at its fair value (as determined in good faith by the Company's Board of Directors), or both, at the election of the Company's Board of Directors.

         3.3. Merger, Consolidation or Reorganization. For purposes of this
Section 3, a Liquidation shall be deemed to be occasioned by or to include the merger, consolidation or reorganization of the Company into or with another entity through one or a series of related transactions, or the sale, transfer or lease of all or substantially all of the assets of the Company.

                                    SECTION 4

                                CONVERSION RIGHTS

         4.1. Conversion. The holders of Series E Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                  (a) Each share of Series E Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share (subject to Section 4.5 hereof), at the office of the Company or any transfer agent for the Series E Preferred Stock into such number of fully paid and non-assessable shares of Common Stock equal to the quotient of the Liquidation Amount (reduced by the Redemption Premium) divided by the Conversion Price (as defined below). The "Conversion Price" shall be equal to the lesser of: (i) 100% of the closing bid price of the Company's Common Stock on its principal exchange or market (as quoted by Bloomberg) on the date immediately prior to the First Closing Date (as such term is defined in the Securities Purchase Agreement between the parties) or (ii) 80% of the average of the three (3) lowest closing bid prices of the Company's Common Stock on its principal exchange or market (as reported by Bloomberg) for the ten (10) trading days immediately prior to the Notice of Conversion.

                  (b) Each share of Series E Preferred Stock automatically shall convert into shares of Common Stock at the Conversion Price then in effect on April ___, 2007.

         4.2. Adjustments. The Conversion Price of the Series E Preferred Stock as described in Section 4.1 above shall be adjusted from time to time as follows:

                  (a) In the event of any reclassification of the Common Stock or recapitalization involving Common Stock (excluding a subdivision, or combination of shares or any other event described in Sections 4.2(a) or (b)) the holders of the Series E Preferred Stock shall thereafter be entitled to receive, and provision shall be made therefor in any agreement relating to the reclassification or recapitalization, upon conversion of the Series E Preferred Stock, the kind and number of shares of Common Stock or other securities or property (including cash) to which such holders of Series E Preferred Stock would have been entitled if they had held the number of shares of Common Stock into which the Series E Preferred Stock was convertible immediately prior to such reclassification or recapitalization; and in any such case appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series E Preferred Stock, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares, other securities, or property thereafter receivable upon conversion of the Series E Preferred Stock. An adjustment made pursuant to this subparagraph
(a) shall become effective at the time at which such reclassification or recapitalization becomes effective.

                  (b) In the event the Company shall declare a distribution payable in securities of other entities or persons, evidences of indebtedness issued by the Company or other entities or persons, assets (excluding cash dividends) or options or rights not referred to in Sections 4.2(a) above, the holders of the Series E Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Company into which their shares of Series E Preferred Stock are convertible as of the record date fixed for the determination of the holders of shares of Common Stock of the Company entitled to receive such distribution or if no such record date is fixed, as of the date such distribution is made.

         4.3. Procedures for Conversion.

                  (a) In order to exercise conversion rights pursuant to Section 4.1(a) above, the holder of the Series E referred Stock to be converted shall deliver an irrevocable written notice of such exercise to the Company, at its principal office. To convert the Series E Preferred Stock, holder hereof shall deliver written notice thereof, substantially in the form of Exhibit "A" attached herein, with appropriate insertions (the "Conversion Notice"), to the Company. The holder of any shares of Series E Preferred Stock shall, upon any conversion of such Series E Preferred Stock in accordance with this Section 4, surrender certificates representing the Series E Preferred Stock to the Company, at its principal office, and specify the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. In case such holder shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes (if transfer is to a person or entity other than the holder thereof) payable upon the issuance of shares of Common Stock in such name or names. As promptly as practicable, but no later than five (5) days from the Company's receipt of the attached Conversion Notice from the holder, and, if applicable, after payment of all transfer taxes (if transfer is to a person or entity other than the holder thereof), the Company shall deliver or cause to be delivered certificates representing the number of validly issued, fully paid and nonassessable shares of Common Stock to which the holder of the Series E Preferred Stock so converted shall be entitled. Such conversion, to the extent permitted by law, shall be deemed to have been effected as of the date of receipt by the Company of any notice of conversion pursuant to Section 4.1(a) above, or, in the case of an automatic conversion pursuant to Section 4.1(b) above, upon the occurrence of any event specified therein. The Company acknowledges that failure to honor a Conversion Notice shall cause irreparable harm to the holder. Failure to honor a Conversion Notice shall constitute an Event of Default. Upon conversion of any shares of Series E Preferred Stock, such shares shall cease to constitute shares of Series E Preferred Stock and shall represent only a right to receive shares of common stock into which they have been converted.

                  (b) In connection with the conversion of any shares of Series E Preferred Stock, no fractions of shares of Common Stock shall be issued. Any fractions shall be rounded up to the next whole share.

                  (c) The Company shall at all times reserve and keep available out of its authorized Common Stock the full number of shares of Common Stock of the Company issuable upon the conversion of all outstanding shares of Series E Preferred Stock. In the event that the Company does not have a sufficient number of shares of authorized but unissued Common Stock necessary to satisfy the full conversion of the shares of Series E Preferred Stock, then the Company shall call and hold a meeting of the shareholders within 30 days of such occurrence for the sole purpose of increasing the number of authorized shares of Common Stock. The Company's Board of Directors shall recommend to shareholders a vote in favor of such proposal and shall vote all shares held by them, in proxy or otherwise, in favor of such proposal. This remedy is not intended to limit the remedies available to the holders of the Series E Preferred Stock, but is intended to be in addition to any other remedies, whether in contract, at law or in equity.

         4.4. Notices of Record Date. In the event that the Company shall propose at any time: (a) to declare any dividend or distribution upon any class or series of capital stock, whether in cash, property, stock or other securities; (b) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (c) to merge or consolidate with or into any other corporation, or to sell, lease or convey all or substantially all of its property or business, or to liquidate, dissolve or wind up; then, in connection with each such event, the Company shall mail to each holder of Series E Preferred Stock:

                  (a) at least twenty (20) days' prior written notice of the date on which a record shall be taken for such dividend or distribution (and specifying the date on which the holders of the affected class or series of capital stock shall be entitled thereto) or for determining the rights to vote, if any, in respect of the matters referred to in clauses (b) and (c) in Section 4.4 above; and

                  (b) in the case of the matters referred to in Section 4.4 (b) and (c) above, written notice of such impending transaction not later than twenty (20) days prior to the shareholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holder in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction (and specify the date on which the holders of shares of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event) and the Company shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Company has given the first notice provided for herein or sooner than ten (10) days after the Company has given notice of any material changes provided for herein.

         4.5. Limitations of Conversion.

                  (a) Subject to the Termination Rights specified in Section 4.5(b) hereof, the Conversion Rights specified herein shall be subject to the following limitations:

                           (i) No holder of the shares of Series E Preferred
Stock shall be entitled to
convert the Series E Preferred Stock to the extent, but only to the extent, that such conversion would, upon giving effect to such conversion, cause the aggregate number of shares of Common Stock beneficially owned by such holder to exceed 4.99% of the outstanding shares of Common Stock following such conversion (which provision may be waived by such holder by written notice from such holder to the Company, which notice shall be effective sixty one (61) days after the date of such notice).

                           (ii) In no event shall the Series E Preferred Stock
be converted into more than
nineteen and 9/10 percent (19.9%) of the then outstanding Common Stock of the Company without the approval of the shareholders of the Company in accordance with the rules of the American Stock Exchange (the "AMEX"). In the event that the conversion of the Series E Preferred Stock would result in the issuance of more than 19.9% of the Company's outstanding Common Stock, then only such portion of the Series E Preferred Stock that can be converted without violating the forgoing limit shall be converted and the Buyer(s) shall retain the unconverted portion. The Company shall, within 60 days of such event, seek shareholder approval to issue such additional Common Stock as may be required to honor the conversion. If the shareholders do not approve such issuance or the Company fails to seek such approval within such time frame, the Company shall be obligated to redeem the unconverted portion of the Series E Preferred Stock at the redemption price described in Section 5.2 hereof.

                                    SECTION 5

                          VOTING AND REDEMPTION RIGHTS

         5.1. No Voting Rights. The Series E Preferred Stock shall not have any voting rights, except as required under Delaware law.

         5.2. Redemption Rights. After providing three (3) days prior written notice to the holders of the Series E Preferred Stock, the Company shall have the right to redeem (unless otherwise prevented by law) any outstanding shares of Series E Preferred Stock at an amount equal to the Liquidation Amount (the "Redemption Price"). The Company shall consummate the redemption and pay the Redemption Price within two (2) days of the date of such notice. The Redemption Price shall be paid in immediately available funds. Such redemption shall not apply to any part of the Series E Preferred Stock hat is the subject of a prior Conversion Notice.


                                    SECTION 6

                                  MISCELLANEOUS

         6.1. Headings of Subdivisions. The headings of the various Sections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

         6.2. Severability of Provisions. If any right, preference or limitation of the Series E Preferred Stock set forth herein (as this resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

                                    SECTION 7

                                EVENTS OF DEFAULT

         6.1. Events of Default.

         (a) An "Event of Default", wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

                  (i) The Company shall fail to observe or perform any covenant, agreement or warranty contained in, or otherwise commit any breach or default of any provision contained herein or in any Transaction Document (as defined in the Securities Purchase Agreement of even date herewith) which is not cured within any applicable cure period;

                  (iii) The Company or any subsidiary of the Company shall commence, or there shall be commenced against the Company or any subsidiary of the Company under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company or any subsidiary of the Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or any subsidiary of the Company or there is commenced against the Company or any subsidiary of the Company any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of 61 days; or the Company or any subsidiary of the Company is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Company or any subsidiary of the Company suffers any appointment of any custodian, private or court appointed receiver or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of sixty one (61) days; or the Company or any subsidiary of the Company makes a general assignment for the benefit of creditors; or the Company or any subsidiary of the Company shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Company or any subsidiary of the Company shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or the Company or any subsidiary of the Company shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Company or any subsidiary of the Company for the purpose of effecting any of the foregoing;

                  (iv) The Company or any subsidiary of the Company shall default in any of its obligations under any other obligation or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Company or any subsidiary of the Company in an amount exceeding $100,000, whether such indebtedness now exists or shall hereafter be created and such default shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

                  (v) The Common Stock shall cease to be quoted for trading or listed for trading on the American Stock Exchange or Nasdaq OTC Bulletin Board ("OTC"), Nasdaq SmallCap Market, New York Stock Exchange or the Nasdaq National Market (each, a "Subsequent Market") and shall not again be quoted or listed for trading thereon within five (5) Trading Days of such delisting; or

                  (vi) The Company shall fail for any reason to deliver Common Stock certificates to a Holder prior to the fifth (5th) Trading Day after a conversion or the Company shall provide notice to the Holder, including by way of public announcement, at any time, of its intention not to comply with requests for conversions of the Series E Preferred Stock in accordance with the terms hereof.

         (b) During the time that any portion of the Series E Preferred Stock is outstanding, if any Event of Default has occurred, the Holder shall have the right (but not the obligation) to cause the Company to redeem all outstanding Series E Preferred Stock at the Liquidation Amount, by providing ten (10) days prior written notice to the Company. The Company shall be obligated to pay the Liquidation Amount on the date specified in the written notice. Upon an Event of Default, notwithstanding any other provision contained herein or any Transaction Document, the Holder shall have no obligation to comply with or adhere to any limitations, if any, on the conversion or sale of the Series E Preferred Stock.




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




     IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be signed, under penalties of perjury, by ___________________, its Chairman and Chief Executive Officer.



Dated:  April ___, 2005                     AVITAR, INC.



                                            By: ________________________________
                                                  Name:
                                                   Title:

                                    EXHIBIT A


                            FORM OF CONVERSION NOTICE


(To be executed by the Holder in order to convert the Series E Convertible Preferred Stock)

         Reference is made to the Securities Purchase Agreement (the "SPA") between Avitar, Inc. (the "Company"), and Buyers listed on Schedule I attached to the SPA, dated April ____ 2005. In accordance with and pursuant to the SPA, the undersigned hereby elects to convert Series E Preferred Stock into shares of common stock, par value $.001 share (the "Common Stock"), of the Company for the amount indicated below as of the date specified below.

Conversion Date:

Amount to be converted:                                                  $

Conversion Price:                                                        $

Shares of Common Stock Issuable:

Amount of Dividends Converted:                                           $

Conversion Price of Dividends:                                           $

Shares of Common Stock Issuable:

Amount of Liquidated Damages:                                            $

Conversion Price of Liquidated Damages:                                  $

Shares of Common Stock Issuable:

Total Number of shares of Common Stock to be issued:


Amount of Series E Preferred Stock unconverted:                     _________


Please issue the shares of Common Stock in the following name and to the following address:

Issue to:

Authorized Signature:

Name:

Title:

Phone #:

Broker DTC Participant Code:

Account Number*:




     * Note that receiving broker must initiate transaction on DWAC System.